Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into between GT Gain Therapeutics SA and its affiliates (jointly, “Company”) and Salvatore Calabrese (“Employee”).

WHEREAS, the Company and the Employee entered into an employment agreement effective November 2, 2020 Employment Agreement;

WHEREAS, the Company has provided Employee with notice of termination of employment (“Termination Notice”) in accordance with the terms of the Employment Agreement, which termination will take effect on October 31, 2023;

WHEREAS, the Company wishes to extend certain severance benefits to the Employee in exchange for a reduction of the notice period and a full release of all claims related to Employee’s employment with and termination of employment by the Company;

WHEREAS, the Employee wishes to obtain the severance benefits offered by the Company in exchange for a reduction of the notice period and a full release of all claims related to Employee’s employment with and termination of employment by the Company;

THEREFORE, the parties hereto agree as follows:

1.	Termination Date

Employee’s employment with Company and the Employment Agreement is terminated effective as of April 30, 2023 (“Termination Date”). Any extension of this end date of employment due to sickness, accident, or any other reason as per art. 336c of the Swiss Code of Obligations or residual paternity leave is excluded. Employee’s base salary due for April 2023 and Employee’s discretionary bonus for 2022 in the amount of Euro 41,638 will be paid in accordance with the Company’s standard payroll cycle.

2.	Termination Payments and Severance Benefits

Subject at all times to Employee’s execution, non-revocation and delivery of, and compliance with this Agreement, the Company will make the following payments and provide Employee with the following severance benefits on or before May 10, 2023 (“Severance Benefits”):

1.	Euro 249,826.50 corresponding to the amount of twelve (12) months of Employee’s base salary (“Severance Payment”);

2.	Euro 16,655.10 corresponding to the value of accrued but unused vacation days as of the Termination Date;

3.	Acceleration of vesting of all equity incentives granted to the Employee as of the Termination Date as detailed in Appendix A;

4.	Issuance of 34,900 Gain Therapeutics, Inc. restricted stock unit to the Employee custody account;

5.	Extension of the exercise period for all vested equity incentives for twelve (12) months from the Termination Date;

6.	If a “Change of Control” as defined in the Employment Agreement occurs on or before April 30, 2024, Employee will be entitled to receive the payments as set forth in Section 11.6 of the Employment Agreement, less the Severance Payment received by Employee pursuant to this Agreement;

7.	Reimbursement of attorney’s costs incurred by Employee for legal advice received in connection with the termination of the Employment Agreement and the review and negotiation of this Agreement; and,

8.	Remove the Employee from the Board of Directors of GT Gain Therapeutics SA and release him for any responsibility.

If all of the above obligations are not executed correctly by the Company by the end of the day on May 10, 2023, this Agreement will be considered null and void in its entirety, and the Employment Agreement will be valid again with the effects of the dismissal notified by the Company, with the end of the contract on October 31, 2023.

3.	Release of Claims

The Employee hereby releases and discharges the Company, its affiliates, subsidiaries and owners, and each and every one of their former or current directors, shareholders, officers, employees, members, agents, successors, predecessors, subsidiaries, affiliates, assignees and attorneys (hereinafter the “Released Parties”) of and from all actions, causes of action, claims or complaints, known or unknown, in law or equity which Employee (or Employee’s heirs, executors, administrators, successors, assigns, agents, representatives or attorneys) ever had or now has, from the beginning of time through the date Employee signs this Agreement, by reason of any matter, cause or thing whatsoever at any time up to and including the date of execution of the Agreement, arising out of or under federal, state or local law in connection with employment by Company (collectively, “Claims”).

This release includes all claims for compensation of any kind, such as bonuses, commissions, paid time off, and expense reimbursements, and for any impairment of Employee’s ability to obtain subsequent employment and any permanent or temporary loss of future earnings.

Employee intends to release all Claims to the fullest extent permitted by applicable law. Employee understands and agrees that, while Employee may hereafter discover claims or facts in addition to or different from those which Employee now knows or believes to be true with respect to the subject matters of this Agreement, it is Employee’s intention by signing this Agreement to fully, finally and forever release any and all Claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed, notwithstanding any later-discovered additional facts, as set forth above.

Notwithstanding the foregoing, nothing in the Agreement seeks to waive claims for unemployment compensation, claims for vested benefits under the terms of any employee pension or welfare benefit plan or program of Company, and claims for workers’ compensation benefits, but Employee represents not having suffered any type of injury which Employee believes to be work-related. Employee further represents that Employee is not aware of any failure by the Company to comply with any of its regulatory or legal obligations or, if Employee is so aware, that Employee has reported such awareness to the Company.

Except as provided in this Agreement, Employee further agrees not to sue or otherwise institute, or cause to be instituted, any complaint against Company or any of the other Released Parties in any legal matters or applicable courts.

4.	Mutual Non-Disparagement

The Company and the Employee agree that neither will assert through conversation or otherwise, to any person or entity that the other party hereto or any of the Released Parties committed any wrongful act in connection with Employee’s employment or separation from employment, or disparage, or encourage others to disparage the other party hereto or the other Released Parties. Both parties further agree that neither will take any other action that could reasonably be anticipated to cause damage to the reputation, goodwill or businesses of the other party hereto or any of the other Released Parties. However, statements made in the course of sworn testimony in legal proceedings will not be subject to this non-disparagement obligation.

5.	Cooperation

Employee agrees to cooperate with and provide requested assistance to Company with respect to the transition of duties, responsibilities, and pending matters. Employee also agrees to cooperate with respect to any claim, cause of action, litigation, or other matter involving the Company in which the Employee has significant knowledge or was intimately involved during the course of employment with Company at a daily rate of Euro 1,500. Company will provide Employee with reasonable notice of its desire to request cooperation and assistance. Company will reimburse Employee for reasonable expenses incurred as part of compliance with this provision.

6.	Severability

If any portion of the agreement is void or deemed unenforceable for any reason, the unenforceable portion will be deemed severed from the remaining portions of the agreement which will otherwise remain in full force and effect.

7.	Applicable Law and Jurisdiction

This Agreement will be governed by the laws of Switzerland. Any disputes arising in connection with this Agreement or the termination of Employee’s employment will be adjudicated by the courts of applicable jurisdiction in Switzerland.

8.	Entire Agreement

The Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements or understandings between them relating to the subject matter hereof. This Agreement, however, does not affect the validity or enforceability of any obligations that Employee undertook pursuant to the Employment Agreement that survive the termination of the Employment Agreement, including the applicable provisions of Section 7 thereof. These obligations remain in effect and will continue to be binding as set forth therein.

THE PARTIES’ SIGNATURES BELOW INDICATE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT AND FULLY UNDERSTAND ITS PROVISIONS. THE PARTIES ACKNOWLEDGE THAT THEIR SIGNATURES CONSTITUTE A KNOWING AND VOLUNTARY EXECUTION OF THIS AGREEMENT. THE PARTIES AFFIRM THAT THEY ARE SIGNING THIS AGREEMENT OF THEIR OWN FREE WILL AND THAT IT IS THEIR INTENTION TO BE BOUND THEREBY.

Employee:

/s/ Salvatore Calabrese

Salvatore Calabrese

Date: 04/27/2023

GT Gain Therapeutics SA

/s/ Matthias Alder	/s/ Manolo Bellotto
Matthias Alder	Manolo Bellotto
Director	Chief Strategy Officer and General Manager

Date: 04/26/2023	Date: 04/26/2023

Appendix A

Table of Equity Incentives

Contract Number	Name	Last Name	Type	Quantity	Ex Price	Grant Date	Expiring Date	Total Outstanding
2	Salvatore	Calabrese	Stock Option	83,674	3.375	9/25/2020	9/25/2030	83,674
81	Salvatore	Calabrese	Stock Option	59,400	4.01	07/15/2022	07/14/2032	59,400
RSU - 2	Salvatore	Calabrese	RSU	9,900	-	07/15/2022	07/14/2032	9,900
new grant 2023	Salvatore	Calabrese	Stock Option	50,000	4.84	3/23/2023	3/23/2033	50,000
new grant 2023	Salvatore	Calabrese	RSU	25,000	-	3/23/2023	3/23/2033	25,000